Exhibit 21.1

INTELLIGENT SYSTEMS CORPORATION

LIST OF PRINCIPAL SUBSIDIARY COMPANIES AS OF MARCH 1, 2020

Subsidiary Name	State / Country of Organization

CoreCard Software, Inc.	Delaware
CoreCard SRL	Romania
ISC Software Pvt. Ltd.	India